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                                                                   EXHIBIT 10(B)


                       PAPUA NEW GUINEA PPL 77 AGREEMENT

        THIS AGREEMENT is made and entered into this 27th day of April, 1995, by, between and among Garnet PNG Corporation, 333 Clay Street, Suite 4500, Houston, Texas 77002 ("Garnet"), Niugini Energy Pty Limited, 1660 South Albion Street, Suite 829, Denver, Colorado 80222 ("Niugini Energy"), and Occidental International Exploration and Production Company, P.O. Box 12021, Bakersfield, California 93389 ("Oxy").

        1. BACKGROUND. Garnet and Niugini Energy together own Petroleum Prospecting License 77 ("PPL 77") in Papua New Guinea, originally issued by the Minister for Minerals and Energy on December 1, 1986, and now covering 45 graticular blocks. Oxy wishes to explore the lands covered by PPL 77, which, by Direction S.96 dated December 3, 1992, has been extended for a period of twelve months from the date a Petroleum Agreement is executed by the PNG Government and the Licensees. Such a Petroleum Agreement was executed by the Government on December 21, 1994 and by the Licensees on January 30, 1995.

                In order to secure the greater time and certainty necessary to identify drillable locations and to drill exploration wells within the license area in a responsible fashion, the parties have agreed that Garnet and Niugini Energy will seek to surrender PPL 77, so that Garnet, Niugini Energy and Oxy may jointly apply to the PNG Government for a new license covering all of the lands now within PPL 77.

        2. LICENSE SURRENDER AND APPLICATION; ALTERNATIVE MECHANISMS. The parties agree that within 30 days after the date of this agreement, Garnet and Niugini Energy shall formally seek to surrender and relinquish PPL 77 in its entirety, conditioned upon the grant of a new petroleum prospecting license to Garnet, Niugini Energy and Oxy's subsidiary to be named later ("Occidental") covering the same lands. At that same time, Garnet, Niugini Energy and Occidental shall formally apply for such a new license (the "New License") covering all of the lands now within PPL 77. This New License will be applied for and, if issued, held by Garnet (6%), Niugini Energy (6%), and Occidental (88%).

                The parties' principal objective is to secure, for their collective benefit, a new license allowing responsible exploration and development of the lands covered by PPL 77. If at any time it appears that another alternative, such as seeking a variance and extension of PPL 77 or some other arrangement, might more easily accomplish this objective, the parties may, by unanimous agreement, pursue such alternative path.

        3. OCCIDENTAL PROMISES. PPL 77 is currently owned 40% by Garnet and 60% by Niugini Energy. The conditional surrender and New License application contemplated by this agreement will substantially reduce their interests, yet Garnet and Niugini Energy hereby agree to seek the conditional surrender and to allow Occidental an 88% interest in the New License in consideration of Occidental's promises that:

                3.1 Occidental will drill and complete a new test well on lands covered by the New License satisfactory to the Department of Minerals and Petroleum within the first two years of the New License term;

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                  3.2 Occidental will pay 100% of all security deposits, bonds, bonuses, rentals, stamp duties, exploration costs, and other costs of every type and nature in connection with the New License and all activities thereon until this new test well has been drilled and completed (either as a dry hole or as a producer), although Garnet and Niugini Energy will bear their own travel, legal, and other expenses which they may incur in connection with the surrender of PPL 77; and

                  3.3 Oxy and Occidental will not seek or accept any interest in any license covering lands now within PPL 77 prior to December 31, 1996, unless it first allows Garnet and Niugini Energy each to participate in such interest on the terms and conditions contemplated by this agreement.

        4. OPERATING AGREEMENT. The parties agree that when the New License is issued, the parties shall enter into a unanimously agreed operating agreement covering the New License, which shall include terms and conditions normally found in joint operating agreements in the international petroleum industry, including designation of Occidental as operator and providing that each party shall pay its proportionate share of all expenses incurred after the new test well has been drilled and completed. Before the new test well is completed, all decisions concerning the nature, scope and timing of the exploration work and the drilling and completion of the new test well will be made solely by Occidental, after an opportunity for comment by Garnet and Niugini Energy.

         5. NO LIABILITY. The parties recognize that the success of the contemplated surrender of PPL 77 and issuance of the New License is entirely dependent upon the discretion of the Department of Minerals and Petroleum, and the parties hereby expressly release each other, absent conduct by a party in bad faith, from any liability associated with the conditional surrender, the denial of the New License, or any other consequences of an action undertaken in furtherance of this agreement.


GARNET PNG CORPORATION                      NIUGINI ENERGY PTY LIMITED

By: /s/ ILLEGIBLE                           By: /s/ ILLEGIBLE
    -----------------------------               ------------------------------
Title: Vice President                       Title: Managing Director

OCCIDENTAL INTERNATIONAL EXPLORATION
AND PRODUCTION COMPANY

By: /s/ ILLEGIBLE
    -----------------------------
Title: Vice President Expl Operations


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